                                                                      EXHIBIT 99

                                                    INVESTORS AND PRESS CONTACT:
                                                                   Kathy Bayless
                                                         Chief Financial Officer
                                                                  (408) 576-2000
                                                                ir_web@komag.com


                  KOMAG REPORTS SECOND QUARTER OF 2004 EARNINGS


FOR IMMEDIATE RELEASE

SAN JOSE, Calif., July 28, 2004 -- Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced earnings of $8.4 million, and diluted earnings per share of $0.29 for the second quarter of 2004.

Second quarter 2004 revenue, net income and diluted earnings per share were $101.1 million, $8.4 million and $0.29, respectively, compared to revenue, net income and diluted earnings per share of $105.3 million, $4.6 million and $0.19, respectively, in the second quarter of 2003.

Year-to-date 2004 revenue, net income and diluted earnings per share were $224.7 million, $26.3 million and $0.94, respectively, for the 27-week period. In the prior year-to-date period of 26 weeks, revenue, net income and diluted earnings per share were $210.9 million, $9.7 million and $0.40, respectively.

Revenue in the second quarter of 2004 decreased 4% from the second quarter of 2003. Finished disk shipments were 15.1 million in the second quarter of 2004 compared to 16.3 million a year ago. Other disk revenue was $13.4 million in the second quarter of 2004 compared to $13.7 million a year ago.

Gross margin was 21% in the second quarter of 2004 compared to 22% in the prior year's second quarter. Operating income in the second quarter of 2004 was $8.9 million compared to $8.6 million in the year ago quarter, or an operating margin of 9% and 8%, respectively. Interest expense in the second quarter of 2004 was $0.4 million compared to $3.4 million a year ago.

The Company ended the second quarter of 2004 with $84.6 million of cash.

The first quarter of 2004 was comprised of 14 weeks. All other quarters in 2004 and 2003 include 13 weeks. The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. The Company's 2004 fiscal year contains 53 weeks.

SECOND QUARTER REVIEW

Sales to Maxtor, Hitachi Global Storage Technologies, Seagate and Western Digital accounted for 50%, 30%, 8% and 6% of total revenue in the second quarter of 2004, respectively. Finished disk shipments for desktop and consumer applications together represented 88% of Komag's second quarter of 2004 unit shipment volume. The remaining finished disk shipments (12%) in the second quarter of 2004 were disks for high-end server (enterprise) drives.

During the second quarter of 2004, the Company completed the majority of its planned capacity expansion within its current finished disk manufacturing facilities. The Company expects to


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complete the expansion in the third quarter of 2004 resulting in a finished disk quarterly production capacity of approximately 24 to 25 million.

Total capital spending in the second quarter of 2004 was $15.5 million, which included a portion of capital expenditures for the capacity expansion.

T.H. Tan, Komag's chief executive officer stated, "As previously announced, our finished unit shipments for the second quarter of 2004 were lower than originally expected. The lower shipment volume was due to an overall softer seasonal second quarter than expected combined with a decline in share at one of the Company's major customers. Our customer relationships are very important and we are working diligently to improve our overall position with this customer."

"The Company performed its normal annual preventative maintenance as previously planned, lowered production levels and controlled our costs allowing us to attain a lower ending inventory balance compared to the prior quarter end and an increase in our cash balance by approximately $3.7 million from the prior quarter end," added Mr. Tan.

BUSINESS OUTLOOK

"Based on current customer demand, the Company expects total revenue for the third quarter of 2004 to be similar to the second quarter of 2004. Operating margin is expected to be in the range of 8% to 9% resulting in a range of earnings per share of approximately $0.25 to $0.30. Notwithstanding our outlook for the third quarter, we believe that the total market for unit shipments of disks and disk drives will continue to grow annually. As such, we continue to focus on maintaining a low cost manufacturing structure, providing advanced technology products and strengthening our customer relationships to provide value to our customers, to grow our business and provide financial returns to our shareholders," said Mr. Tan.

ABOUT KOMAG

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag's Investor Relations at 408-576-2901.

FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company's current judgment and include, but are not limited to the belief that finished unit capacity is expected to increase to approximately 24 to 25 million in the third quarter of 2004, that revenue in the third quarter of 2004 will be similar to the second quarter of 2004, the Company's ability to accurately estimate operating margins and earnings per share

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and the market for unit shipments of disks and disk drives will continue to grow annually. The Company's actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, continued customer demand and the impact of demand variation on factory utilization, variability in demand for and average selling price of disks, customers' decisions to move to a mix-shift towards finished disks, the Company's ability to achieve its operating yield, cost and profitability targets, the Company's ability to satisfy customer qualification requirements and meet shipping demands, the Company's expectation that demand will continue to grow, the Company's ability to produce new generation disks in volume and the other factors described in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual
Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

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                               KOMAG, INCORPORATED
                         CONSOLIDATED INCOME STATEMENTS
                      (in thousands, except per share data)
                                   (Unaudited)

                                                   THREE MONTHS    Three Months    Three Months    SIX MONTHS       Six Months
                                                      ENDED           Ended           Ended           ENDED           Ended
                                                   JUL 4, 2004     Apr 4, 2004     Jun 29, 2003    JUL 4, 2004     Jun 29, 2003
                                                   ------------    ------------    ------------    -----------     ------------
Net Sales                                           $ 101,139       $ 123,585       $ 105,347       $ 224,724       $ 210,862
Cost of Sales                                          79,510          86,656          82,511         166,166         165,250
                                                    ---------       ---------       ---------       ---------       ---------
    Gross Profit                                       21,629          36,929          22,836          58,558          45,612
          Gross Profit %                                 21.4%           29.9%           21.7%           26.1%           21.6%
Research, Development, and Engineering Expense          9,043          11,622          10,402          20,665          20,311
Selling, General, and Administrative Expense            3,908           5,354           4,038           9,262           8,600
Gain on Disposal of Assets                               (210)           (190)           (217)           (400)         (1,078)
                                                    ---------       ---------       ---------       ---------       ---------
    Operating Income                                    8,888          20,143           8,613          29,031          17,779
Interest Income                                           228             281             132             509             240
Interest Expense                                         (445)         (1,862)         (3,359)         (2,307)         (6,744)
Other Income (Expense), Net                               (17)            (50)             28             (67)            224
                                                    ---------       ---------       ---------       ---------       ---------
     Income Before Income Taxes                         8,654          18,512           5,414          27,166          11,499
Provision for Income Taxes                                286             539             814             825           1,845
                                                    ---------       ---------       ---------       ---------       ---------
    Net Income                                      $   8,368       $  17,973       $   4,600       $  26,341       $   9,654
                                                    =========       =========       =========       =========       =========
          Net Income %                                    8.3%           14.5%            4.4%           11.7%            4.6%

Basic Net Income Per Share                          $    0.30       $    0.68       $    0.20       $    0.98       $    0.41
                                                    =========       =========       =========       =========       =========

Diluted Net Income Per Share                        $    0.29       $    0.65       $    0.19       $    0.94       $    0.40
                                                    =========       =========       =========       =========       =========

Basic Shares Outstanding                               27,526          26,307          23,344          26,892          23,323
                                                    =========       =========       =========       =========       =========

Diluted Shares Outstanding                             28,503          27,662          24,304          28,055          24,125
                                                    =========       =========       =========       =========       =========


NOTE: Certain reclassifications have been made to prior period balances in order to conform to the current period presentation.


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                               KOMAG, INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)



                                                     JUL 4, 2004       Dec 28, 2003
                                                     -----------       ------------
                                                     (Unaudited)         (NOTE 1)

ASSETS

    Cash and Cash Equivalents                         $  84,616         $  70,058
    Net Receivables                                      66,993            60,628
    Inventories                                          34,070            25,501
    Prepaid Expenses and Deposits                         1,601             2,756
                                                      ---------         ---------
         Total Current Assets                           187,280           158,943

    Property, Plant and Equipment, Net                  204,867           184,536
    Other Intangible Assets, Net                          2,928             4,257
    Other Assets                                          3,060                71
                                                      ---------         ---------
    TOTAL ASSETS                                      $ 398,135         $ 347,807
                                                      =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

    Current Portion of Long-Term Debt                 $      --         $  20,247
    Trade Accounts Payable                               38,694            40,117
    Other Liabilities                                    17,949            25,054
                                                      ---------         ---------
         Total Current Liabilities                       56,643            85,418

    Long-Term Debt                                       80,500            95,801

    Common Stock                                        240,633           172,695
    Deferred Stock-Based Compensation                      (103)             (228)
    Retained Earnings (Accumulated Deficit)              20,462            (5,879)
                                                      ---------         ---------
    TOTAL STOCKHOLDERS' EQUITY                          260,992           166,588
                                                      ---------         ---------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 398,135         $ 347,807
                                                      =========         =========


NOTE 1: The Consolidated Balance Sheet at December 28, 2003 was derived from the audited financial statements.